Exhibit 5.1

Goodwin Procter LLP 525 Market Street San Francisco, CA 94105 goodwinlaw.com +1 415 733 6000

July 24, 2026

BridgeBio Pharma, Inc.
3160 Porter Drive, Suite 250
Palo Alto, CA 94304

Re:          Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3ASR (as amended or supplemented, the “Registration Statement”) filed on July 24, 2026 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by BridgeBio Pharma, Inc., a Delaware corporation (the “Company”), of 24,628,286 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), which include 6,777,704 shares of Common Stock (“Series A Shares”) issuable upon conversion of the Company’s Series A Cumulative Convertible Participating Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”) and 17,850,582 shares of Common Stock (“Resale Shares”), each to be sold by the respective selling stockholders listed in the Registration Statement under “Selling Stockholders” (the “Selling Stockholders”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company. For purposes of the opinion set forth below, we have assumed that before the Series A Shares are issued the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock the Company is authorized to issue under its certificate of incorporation such that the number of the unissued shares of common stock authorized under the Company’s certificate of incorporation is less than the number of Series A Shares, and that Series A Shares will be duly issued and delivered upon conversion of the Series A Preferred Stock in accordance with the terms of the certificate of designations governing the Series A Preferred Stock and that, at the time of each such issuance, the Company will have a sufficient number of authorized and unissued shares of Common Stock available for issuance.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that (i) the Series A Shares have been duly authorized and, when delivered and issued for in accordance with the terms of the certificate of designations governing the Series A Preferred Stock, will be validly issued, fully paid and nonassessable and (ii) the Resale Shares have been duly authorized and validly issued and are fully paid and non-assessable.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP